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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                 CONTACT:  R. GREGORY LEWIS
                                                                (615) 269-1900

                       J. ALEXANDER'S CORP. EXPECTS HIGHER
                   DILUTED EARNINGS PER SHARE IN FIRST QUARTER

            SIGNIFICANT INCREASE ALSO ANTICIPATED IN SAME STORE SALES

         NASHVILLE, Tenn., April 27, 2004 - J. Alexander's Corporation (AMEX:
JAX), owner and operator of 27 J. Alexander's full-service, contemporary upscale American restaurants in 12 states, said today that it expects to report fully diluted earnings per share in the range of $.13 to $.15 for the first quarter of 2004, up from $.09 fully diluted earnings per share in the same period of 2003. The Company had no pre-opening expense in the 2004 quarter, compared to pre-opening expense in the 2003 quarter of $271,000.

         Lonnie J. Stout II, chairman, president and chief executive officer, said the Company's first quarter results for 2004 are also expected to reflect a same store sales increase of 8.3% over the first three months of the prior year. Complete results will be reported in May.

         "The first quarter of 2004 was another successful period for J. Alexander's Corporation," Stout said in reviewing preliminary results. "Strong guest count increases, combined with moderate menu price increases, were primarily responsible for driving the same store sales gain, which was the highest in the past four years.

         "Our sales growth in the first quarter more than offset the impact of higher food input costs, which increased our cost of sales as a percentage of sales to an estimated 33.1% in the most recent quarter from 31.8% in last year's first period," Stout reported.

         Stout said input costs for food have escalated rapidly in recent months and are up substantially in virtually all categories. The J. Alexander's Corporation chief executive officer noted that while the momentum of the Company's solid sales increase is carrying over in the second quarter of 2004, higher input costs are also continuing to place pressure on profit margins.

         "At this point," Stout continued, "we don't foresee any improvement in the food cost environment for some time. As a result, we are considering additional menu price increases to offset the effect of rising food costs.


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J. Alexander's - Page 2

         "We will continue to monitor our sales trends and input costs closely in coming months. We will take whatever actions we believe are appropriate to offset higher input costs, while being mindful of the importance of maintaining positive guest count trends," Stout added.

         In other announcements, Stout said the Company has named KPMG LLP as its independent auditors for 2004. The Company also announced its slate of nominees for the J. Alexander's Corporation board of directors to be considered by the shareholders at the annual meeting to be held on May 28, 2004. These nominees include Lonnie J. Stout II; E. Townes Duncan; J. Bradbury Reed; Garland
G. Fritts; Joseph N. Steakley and Brenda B. Rector. Steakley and Rector are new nominees, and both meet the qualifications for financial experts as members of the Board's audit committee.

         J. Alexander's Corporation presently owns and operates in 27 J. Alexander's restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander's is a contemporary American restaurant placing a special emphasis on food quality and professional service. The Company is based in Nashville, Tennessee.

         This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those described from time-to-time in the Company's filings with the Securities and Exchange Commission, press releases and other communications.

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